RETENTION AGREEMENT

        This Retention Agreement (“Agreement”) is made as of the 31st day of July, 2006 (“Effective Date”), by and between Norlight Telecommunications, Inc. (“Norlight”) and James J. Ditter (“Executive”), and sometimes collectively referred to as the “Parties.”

RECITALS

        A.        Executive is employed by Norlight in an executive position. Norlight expects to engage in a transaction whereby (i) all of its stock or substantially all of its assets will be sold or (ii) it will be spun-off by its parent (“Transaction”). Norlight has determined that it is in the best interests of Norlight to assure that Norlight will have the continued commitment, dedication, and services of Executive for the Term (as defined in paragraph 2, below).

        B.        To encourage Executive’s continued commitment, dedication, and services to Norlight pending the consummation of a Transaction, Norlight is providing Executive with a Retention Payment and other consideration (as defined in paragraph 6, below) pursuant to the terms and conditions contained herein.

        C.        The Parties desire to set forth below the terms and conditions governing this Agreement.

TERMS OF AGREEMENT

        In consideration of the premises and mutual promises, representations, covenants and conditions herein contained, the Parties agree as follows:

1. Recitals Included. The above recitals are incorporated herein and made a part hereof.

2. Term. The term of this Agreement shall commence on the Effective Date and terminate on the closing date of the Transaction, subject to paragraph 3 (“Term”). Notwithstanding the foregoing, the obligations contained in paragraphs 6, 7 and 8 shall continue after the closing date of the Transaction as expressly set forth herein.

3. Failure to Close. If the Transaction does not close by June 30, 2007, this Agreement shall be null and void and of no further effect.

4. At-Will Employment Status. Executive shall continue to be employed at-will. That is, either Executive or Norlight may terminate the employment relationship at any time, with or without cause or notice.

5. Duties. During the period of Executive’s employment with Norlight, Executive shall continue to:

a. perform such duties and functions as Norlight may require from time to time. Executive agrees to use his or her best efforts in performing such services to promote the best interests of Norlight;

b. at all times maintain and enhance the business and reputation of Norlight;

c. render services to Norlight to the best of Executive’s ability, experience and knowledge;

d. comply with Norlight’s policies, rules, regulations, and directives as shall be determined by Norlight from time to time;

e. assist in Norlight’s efforts to successfully close the Transaction; and

f. diligently and competently devote Executive’s entire working time, attention and energies to the performance of Executive’s duties hereunder.

6. Retention Payment and Outplacement Assistance: In addition to Executive’s regular compensation and benefits and subject to the conditions set forth in paragraphs 7 and 8:

    a.        Norlight shall pay to Executive a retention payment in the amount of $800,000, less all taxes and withholdings required by law, within ten (10) business days of any termination for which a payment is due to Executive pursuant to paragraphs 7 and 8 (“Retention Payment”); and

    b.        Norlight shall pay the cost of outplacement services for Executive for up to one (1) year following any termination for which the Retention Payment is due to Executive up to a total cost of $15,000. Executive may select the outplacement services provider, provided that such selection is reasonably acceptable to Norlight. The scope of services to be provided shall be as mutually agreed by Executive and Norlight.

7. Termination of Executive:

a. If Norlight terminates Executive’s employment without cause before the closing date of the Transaction, it shall pay Executive the Retention Payment at the time specified in paragraph 6.

b. If Norlight terminates Executive’s employment for cause before the closing date of the Transaction, Executive will not be entitled to the Retention Payment.

    c.        For purposes of this paragraph 7, “cause” is defined as: (1) the failure of Executive to substantially perform the services as contemplated by this Agreement or the neglect by Executive of such services, or the willful failure of Executive to perform a lawful task assigned to him by Norlight; (2) commission of a crime (other than minor traffic offenses) or acts of dishonesty, fraud or malfeasance by Executive in connection with the performance of his duties hereunder; or (3) material breach by Executive of any of the policies or rules of Norlight.

8. Employment with the Purchaser:

    a.        Executive will not be entitled to the Retention Payment if the purchaser of Norlight’s stock or substantially all of its assets (the “Purchaser”) offers to engage Executive. Executive will be entitled to the Retention Payment if the Purchaser does not offer to engage Executive. “Engage” shall mean and include engagement as an employee, independent contractor, consultant, advisor or in any other similar relationship. Notwithstanding the foregoing:

    i.        If Executive accepts an engagement with the Purchaser and the Purchaser terminates the engagement without cause within twelve (12) months of the closing date of the Transaction, the Purchaser will then pay Executive the Retention Payment. For purposes of this paragraph 8(a)(i), “cause” is defined as: (1) the failure of Executive to substantially perform the duties of his job to the satisfaction of the Purchaser, the neglect by Executive of such duties, or the willful failure of Executive to perform a lawful task assigned to him by the Purchaser; (2) commission of a crime (other than minor traffic offenses) or acts of dishonesty, fraud or malfeasance by Executive in connection with the performance of his duties hereunder; or (3) material breach by Executive of any of the policies or rules of the Purchaser.

    ii.        If, within twelve (12) months of the closing date of the Transaction, the Purchaser requires Executive to permanently relocate to an office located more than 35 miles from Norlight’s headquarters in Brookfield, Wisconsin, then Executive may elect to resign and the Purchaser will pay Executive the Retention Payment. Acceptance of the relocation by Executive irrespective of its distance from Norlight’s headquarters in Brookfield, Wisconsin shall be deemed a waiver of the rights contained in this paragraph 8(a)(ii).

    iii.        If the compensation offered by the Purchaser is not at least equal to the Executive’s current base cash salary of $334,000 and include at least an annual cash bonus opportunity of $120,000 at target and if the Executive does not participate in any available Executive Equity Plan equal to similarly situated executives at the company, or does not include substantially the same responsibilities as the position held by Executive in each case as of the date of this Agreement, or if, at any time within twelve (12) months of the closing date of the Transaction, the initial compensation is substantially reduced or the responsibilities of Executive’s position are substantially reduced without Executive’s consent, then Executive may elect to resign and the Purchaser will pay Executive the Retention Payment.

    b.        Norlight shall use commercially reasonable efforts to require the Purchaser to assume the obligations of this paragraph 8 as a condition of the Transaction. If the Purchaser does not assume the obligations of this paragraph 8, the subsidiary of Journal Communications, Inc. which was known as Norlight Telecommunications, Inc. prior to the closing of the Transaction will be responsible to Executive for fulfilling the obligations contained in this paragraph 8, provided further that if the subsidiary of Journal Communications, Inc. which was known as Norlight Telecommunications, Inc. prior to the closing of the Transaction for any reason fails to be responsible for fulfilling the obligations contained in this paragraph 8(b), then Journal Communications, Inc. shall be responsible to Executive for fulfilling the obligations contained in this paragraph 8.

9. Arbitration of Disputes.

    a.        All disputes arising out of or concerning the interpretation or application of this Agreement shall be resolved timely and exclusively by arbitration pursuant to the Rules of the American Arbitration Association (AAA). Arbitration must be demanded within ninety (90) calendar days of the occurrence giving rise to demand. The arbitration opinion and award shall be final and binding on the parties and enforceable by any court of competent jurisdiction. The parties shall share equally all costs of arbitration excepting that they shall bear their own attorneys fees. The parties will make reasonable efforts to conclude the arbitration process expeditiously.

    b.        The arbitrator or arbitrators duly selected pursuant to the AAA Rules shall have the same power and authority to order any remedy for violation of statute, regulation, or ordinance, as a court would have; and shall have the same power to order discovery as a federal district court has under the Federal Rules of Civil Procedure. This clause is intended by the parties to be enforceable under the Federal Arbitration Act. Should it be determined by any court of competent jurisdiction that the Act does not apply, then it shall be enforceable under the arbitration statute of the state of Wisconsin. The arbitration hearing shall be held in Milwaukee, Wisconsin.

c. This paragraph 9 shall survive the termination of the employment relationship and of this Agreement.

10. Miscellaneous.

a. Amendment or Alteration. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by the Parties.

b. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin applicable to agreements made and to be performed therein.

    c.        Severability. The holding of any provisions of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

    d.        Entire Agreement and Binding Effect. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns.

e. Prior Agreements. This Agreement shall supersede all prior employment agreements, severance agreements or any other agreements concerning the subject matter of this Agreement.

f. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

    g.        Headings. The section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

Norlight Telecommunications, Inc.	James J. Ditter
By:/s Steven J. Smith	/s/ James J. Ditter
Steven J. Smith
Its: Chairman of the Board of Directors
Dated: July 31, 2006	Dated: July 26, 2006

Journal Communications, Inc. as guarantor as provided
in paragraph 8

By:/s/ Steven J. Smith
             Steven J. Smith

Its:       Chairman and Chief Executive Officer

Dated: July 31, 2006

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